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                                                                    EXHIBIT 23.4

                        CONSENT OF BARNARD, VOGLER & CO.


    We consent to the incorporation by reference in this Amendment No. 2 to the Registration Statement (Registration No. 333-37861) of Suiza Foods Corporation on Form S-4 of our report dated December 14, 1995, with respect to the balance sheets of Model Dairy, Inc. as of October 31, 1995 and 1994, and the related statements of earnings and retained earnings, and cash flows for years then ended, appearing in the final prospectus of Suiza Foods Corporation dated January 22, 1997 and filed with the Securities and Exchange Commission pursuant to Rule 424(B) on January 23, 1997 (File No. 333-18263), and to the reference to us under the heading "Experts" in the Prospectus which is part of such Amendment No. 2 to the Registration Statement.


                                             BARNARD, VOGLER & CO.


Reno, Nevada
October 24, 1997